EXHIBIT 1.01

Conflict Minerals Report of First Solar, Inc.

For the Year Ended December 31, 2025

Introduction

First Solar, Inc., together with its subsidiaries (“First Solar,” “the Company,” “we,” “us,” and “our”), has prepared this Conflict Minerals Report pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and the requirements of Form SD (collectively, “the Rules”).

We are America’s leading photovoltaic (“PV”) solar technology and manufacturing company. The only U.S.-headquartered company among the world’s largest solar manufacturers, First Solar is focused on competitively and reliably enabling power generation needs with our advanced, thin film PV technology. Developed at research and development labs in California and Ohio, our technology provides a competitive, high-performance, and responsibly produced alternative to conventional crystalline silicon PV solar modules. Our PV solar modules are produced using a fully integrated, continuous process that does not rely on Chinese crystalline silicon supply chains. We are the world’s largest thin film PV solar module manufacturer and the largest PV solar module manufacturer in the Western Hemisphere.

First Solar operates as one business, which involves the design, manufacture, and sale of cadmium telluride solar modules, which convert sunlight into electricity. Our third-party customers include system developers, independent power producers, utilities, commercial and industrial companies, large corporate energy buyers, and other system owners and operators. For further discussion of our products and services, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The information contained in our Annual Report on Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD for 2025 and should not be considered part of this Conflict Minerals Report or the associated Form SD.

Minerals including tantalum, tin, tungsten, and gold (“3TG”) are classified as “conflict minerals,” some of which may be necessary to the functionality or production of certain products that we manufacture or purchase for use in our solar modules. As such, we are subject to the Rules with respect to those necessary conflict minerals. The Rules require us to conduct, in good faith, a reasonable country of origin inquiry (“RCOI”) into those necessary conflict minerals to determine whether they originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (a “covered country” and together, the “covered countries”) or are from recycled or scrap sources. If, as a result of our RCOI procedures, we know or have reason to believe that any of our necessary conflict minerals originated in one or more of the covered countries and are not from recycled or scrap materials, then we are required to exercise due diligence to determine the source and chain of custody of such conflict minerals.

First Solar Conflict Minerals Policy

To the extent we source minerals from the covered countries, we are dedicated to protecting and respecting human rights by responsibly sourcing such minerals. We have a long-standing commitment to conducting our business in compliance with applicable laws and regulations and condemn human rights abuses associated with the extraction, transport, or trade of minerals. Similarly, we have a no-tolerance policy with respect to corruption, money laundering, and/or bribery. We require all direct suppliers to agree to follow such principles.

At the same time, we support sourcing from the covered countries when performed in accordance with accepted international standards, specifically within the guidance from the Organisation for Economic Co-operation and Development (“OECD”). Suppliers with minerals not found to be conflict free in their sourcing will be given a reasonable amount of time to begin sourcing minerals responsibly and in a manner consistent with the principles of responsible sourcing from conflict-affected areas.

Description of Product Identification and RCOI Processes

During 2025, we purchased components of our products that incorporated or were produced using certain conflict minerals. As such, we conducted an RCOI process to determine whether any of the conflict minerals originated, or may have originated, in the covered countries and whether such conflict minerals originated from recycled or scrap sources. We consider parts and components used in the production of our thin film solar modules to be subject to the Rules, and such items are included in the RCOI process.

We conducted an assessment to determine which of our direct suppliers may be providing components of our products that are likely to contain conflict minerals. We identified the applicable list of components by consulting with members of our supply chain department, including commodity managers, suppliers, senior management, and other individuals familiar with our sourcing and operations. We verified with such personnel that the population of components and suppliers was complete for our 2025 procedures. From that list, we then identified the suppliers of conflict minerals to First Solar (“tier one” or “direct” suppliers). We identified twenty-three tier one suppliers confirmed to have supplied products or components to us that contained, or were produced using, conflict minerals during the year ended December 31, 2025, and twenty-one of these had responded to our surveys as of May 26, 2026.

Results

Leveraging the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”), our RCOI consisted of surveying tier one suppliers confirmed to have supplied products, which were used to manufacture our solar modules, that contained conflict minerals. This template includes information regarding the smelters, origins of conflict minerals, supplier due diligence programs, and whether the materials originate from recycled or scrap sources.

As part of reviewing the completed CMRT surveys, we assessed the responses for reasonableness by comparing them to prior year information and reviewing the completeness of current year surveys provided. Incomplete CMRT surveys were rejected and returned to the suppliers to complete and resend. For non-responsive suppliers, we have internal escalation procedures, which escalate the survey status to senior members of our global supply chain organization depending on certain milestones within our RCOI timeline and may include efforts to directly contact such non-responsive suppliers. For the suppliers that we considered to be subject to the Rules, we received a 91% response rate after following our internal procedures.

Our tier one suppliers performed similar RCOI procedures to identify the chain of custody from their suppliers back to the smelter and country of origin. We relied on the good faith efforts of our tier one suppliers to provide us with reasonable information and representations relating to the smelter and country of origin. The smelter or refiner facilities that were used to process our necessary conflict minerals are contained in Appendix A. See “Smelter and Refiner Facilities” below for more detail regarding the information contained in Appendix A.

Based on the surveys received from our suppliers and the RCOI procedures conducted for our business, we concluded we had reason to believe that a portion of our necessary conflict minerals could have originated in the covered countries and such necessary conflict minerals may not have been from recycled or scrap sources. Based on this result, we exercised due diligence to determine the source and chain of custody of such conflict minerals as described below.

Framework Used to Develop Due Diligence Measures

In accordance with the Rules, we undertook due diligence efforts to determine the country, mine, or location of origin and facilities used to produce the conflict minerals used in our products. We designed our due diligence measures to conform in all material respects with the internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”) and related supplements for 3TG.

Due Diligence Undertaken to Comply with the OECD Framework

Our due diligence process for 2025 included the following steps:

OECD Step 1: Establish a Company Management System

•We have adopted and communicated our conflict minerals policy both publicly and to relevant internal and external parties, which conflict minerals policy is available at www.firstsolar.com/-/media/First-Solar/Sustainability-Documents/FS-Mineral-Policy.ashx and is not incorporated herein by reference.

•We include conflict minerals compliance requirements in new supplier agreements and purchase order terms and conditions.

•We have an operating, cross-functional internal governance team with representatives from our supply chain, compliance, and legal departments to ensure policy statements and control processes are followed.

•We have an existing records retention process and a grievance mechanism for reporting policy violations via our ethics hotline.

OECD Step 2: Identify and Assess Risks in Supply Chain

•We conducted our surveys leveraging the CMRT, which were sent to all suppliers considered to be subject to the Rules. We used the CMRT to identify smelter or refiner facilities and countries of origin of our necessary conflict minerals.

•We relied on RMI and other information provided by our suppliers to identify countries of origin for RMAP compliant smelter or refiner facilities.

•We reviewed the responses from the CMRT questionnaires with our supply chain department and crosschecked the list with RMAP facilities found at www.responsiblemineralsinitiative.org, which website is not incorporated herein by reference.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

•We report information on the source and chain of custody of our necessary conflict minerals to our executive management on a periodic basis.

•As part of our internal conflict minerals policy, we have a conflict minerals risk mitigation plan that defines supplier risk management strategies, including (i) continued procurement, (ii) assistance in identifying alternate sources of supply, and (iii) disengagement, the severity of which is at the discretion of our executive management.

OECD Step 4: Independent Third-Party Audit of Smelter/Refiner Due Diligence Practices

•As we do not source directly from smelter or refiner facilities, we rely on the RMAP to oversee and coordinate third-party audits of these facilities. The RMAP audit protocols and procedures were designed by the RMI. These audit protocols and procedures require the smelters or refiners to engage specially trained third-party auditors to independently verify that these smelters and refiners can be considered conflict free.

•We rely on the publicly available audit results of the RMAP third-party audits to validate the sourcing practices of facilities in our supply chain.

OECD Step 5: Report Annually on Supply Chain Due Diligence

•We file a Form SD and Conflict Minerals Report with the Securities and Exchange Commission on an annual basis, as necessary. Our Form SD and Conflict Minerals Report are also available on our website at investor.firstsolar.com and are not incorporated herein by reference.

Smelter and Refiner Facilities

In connection with our RCOI and due diligence efforts, our suppliers provided us with lists of facilities that may have processed the necessary conflict minerals used in our products during 2025. Such facility information is included in Appendix A and summarized by mineral in the following table. The RMAP status for each facility was confirmed on May 26, 2026. During 2022, the RMI suspended all RMAP assessments of Russian facilities in response to Russia’s invasion of Ukraine; consequently, no Russian facilities are listed as RMAP conformant.

	Number of Smelters or Refiners	Percentage
Tantalum	—	—%
Tin	58	61%
Tungsten	37	39%
Gold	—	—%
Total	95	100%

Due Diligence Efforts to Identify Country, Location, and Mine of Origin of Conflict Minerals in Products

After obtaining CMRT forms and related documentation through our RCOI and due diligence processes as described above, we compared the smelters and refiners used by relevant suppliers with the list of smelters and refiners from the RMAP, as well as responses in the CMRT, to gather the country, location, and mine of origin information. We also reviewed public information, to the extent available, in an attempt to verify the mine or location of origin. Other than certain of our smelters that reported sourcing from Russia, for which RMI has suspended new RMAP assessments, all of our smelters reported to be sourcing from “Level 1” countries (defined below) or from recycled or scrap sources, or were validated as RMAP conformant by RMI.

The countries of origin of the conflict minerals processed by the RMAP conformant smelters or refiners identified to us by our suppliers include the countries identified below:

Level 1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export from these regions of conflict minerals:

•Austria, Belgium, Bolivia, Brazil, China, Germany, Indonesia, Japan, Malaysia, Peru, Philippines, Poland, Spain, Taiwan, Thailand, the United States, and Vietnam.

Level 2 – Countries that are known or plausible countries for smuggling, export out of region, or transit of materials containing conflict minerals:

•During 2022, the RMI suspended all RMAP assessments of Russian facilities in response to Russia’s invasion of Ukraine; consequently, no Russian facilities are listed as RMAP conformant.

Level 3 – The smelter is sourcing from the DRC or its adjoining countries:

•DRC and Rwanda.

Appendix A

Table of Our Conflict Minerals Processing Facilities*
(As of May 26, 2026)

Conflict Mineral	Smelter or Refiner Name	Location	RMAP Status
Tin	Alpha Assembly Solutions Inc	United States	Conformant
Tin	Aurubis Beerse	Belgium	Conformant
Tin	Aurubis Berango	Spain	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	CRM Synergies	Spain	Conformant
Tin	CV Ayi Jaya	Indonesia	Conformant
Tin	CV Venus Inti Perkasa	Indonesia	Not Listed
Tin	Dowa	Japan	Conformant
Tin	Empresa Metallurgica Vinto	Bolivia	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Kai Meng Industry and Trace LLC	China	Not Listed
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Not Listed
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	Conformant
Tin	Metallic Resources, Inc.	United States	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Mining Minerals Resources SARL	DRC	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Novosibirsk Tin Combine	Russian Federation	Not Listed
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	Conformant
Tin	PT Aries Kencana Sejahtera	Indonesia	Not Listed
Tin	PT Arsed Indonesia	Indonesia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Babel Inti Perkasa	Indonesia	Not Listed
Tin	PT Babel Surya Alam Lestari	Indonesia	Not Listed
Tin	PT Bangka Serumpun	Indonesia	Not Listed
Tin	PT Bukit Timah	Indonesia	Not Listed
Tin	PT Cipta Persada Mulia	Indonesia	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	Not Listed
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	Conformant
Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	Conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	Not Listed
Tin	PT Rajehan Ariq	Indonesia	Conformant
A-1

Conflict Mineral		Smelter or Refiner Name	Location	RMAP Status
Tin		PT Refined Bangka Tin	Indonesia	Not Listed
Tin		PT Sariwiguna Binasentosa	Indonesia	Not Listed
Tin		PT Stanindo Inti Perkasa	Indonesia	Not Listed
Tin		PT Sukses Inti Makmur	Indonesia	Not Listed
Tin		PT Timah Tbk Kundur	Indonesia	Conformant
Tin		PT Timah Tbk Mentok	Indonesia	Conformant
Tin		PT Tinindo Inter Nusa	Indonesia	Not Listed
Tin		Rui Da Hung Technology Materials Co., Ltd.	Taiwan	Conformant
Tin		Thaisarco	Thailand	Conformant
Tin		Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Conformant
Tin		Tin Technology & Refining	United States	Conformant
Tin		White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin		Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Not Listed
Tungsten		A.L.M.T. Corp.	Japan	Conformant
Tungsten	q	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	Not Listed
Tungsten		Asia Tungsten Products Vietnam Ltd.	Vietnam	Conformant
Tungsten		China Molybdenum Tungsten Co., Ltd.	China	Conformant
Tungsten		Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten		Cronimet Brasil Ltda	Brazil	Conformant
Tungsten		Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Active
Tungsten		Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten		Global Tungsten & Powders LLC	United States	Conformant
Tungsten		Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten		H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten		Hubei Green Tungsten Co., Ltd.	China	Conformant
Tungsten		Hunan Jintai New Material Co., Ltd.	China	Not Listed
Tungsten		Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	Not Listed
Tungsten		Hydrometallurg, JSC	Russian Federation	Not Listed
Tungsten		Japan New Metals Co., Ltd.	Japan	Conformant
Tungsten		Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten		Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tungsten		Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China	Not Listed
Tungsten		Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten		Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten		JSC “Kirovgrad Hard Alloys Plant”	Russian Federation	Not Listed
Tungsten		Kennametal Fallon	United States	Conformant
Tungsten		Kennametal Huntsville	United States	Conformant
Tungsten		Lianyou Metals Co., Ltd.	Taiwan	Conformant
Tungsten		Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten		Masan High-Tech Materials	Vietnam	Conformant
Tungsten		Moliren Ltd.	Russian Federation	Not Listed
Tungsten		Niagara Refining LLC	United States	Conformant
Tungsten		NPP Tyazhmetprom LLC	Russian Federation	Not Listed
Tungsten		OOO “Technolom” 1	Russian Federation	Not Listed
Tungsten		OOO “Technolom” 2	Russian Federation	Not Listed
Tungsten		TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tungsten		Unecha Refractory Metals Plant	Russian Federation	Not Listed
A-2

Conflict Mineral	Smelter or Refiner Name	Location	RMAP Status
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
——————————
*Though we request that our tier one suppliers provide responses at the product-level, some of our suppliers provided responses at the company-level, meaning that they reported smelter and refiner information for all of their products, not just for the products sold to us. Accordingly, our list of processing facilities disclosed in this appendix may contain more facilities than those that actually process or refine the conflict minerals contained in our products.
A-3